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                                                                EXHIBIT 5




                                 March 16, 1994


SouthTrust Corporation
420 North 20th Street
Birmingham, Alabama 35203

Gentlemen:
                 In our capacity as counsel for SouthTrust Corporation, a Delaware corporation ("SouthTrust"), we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in the form as proposed to filed by SouthTrust with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, on March 17, 1994, relating to $200,000,000 aggregate principal amount of debt securities (the "Debt Securities"), which Debt Securities are to be offered by SouthTrust to the public pursuant to such Registration Statement. In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

                 Upon the basis of the foregoing, we are of the opinion that the Debt Securities to be offered under the Registration Statement, to the extent actually issued pursuant to the by SouthTrust pursuant to the Underwriting Agreement described in the Registration Statement, will be duly and validly authorized and issued, will be fully paid and non-assessable Debt Securities of SouthTrust, and will constitute legal, valid and binding obligations of SouthTrust in accordance with their terms.

                 We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the inclusion of the statements made in reference to our firm under the caption "LEGAL MATTERS" in the Prospectus which is a part of the Registration Statement.

                                        Yours very truly,

                                        /s/ BRADLEY, ARANT, ROSE & WHITE
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